Exhibit 99 - Additional Information

       CompX Group, Inc. ("CGI") and TIMET Finance Management Company ("TFMC")  are the direct holders of 50.0% and 3.3%, respectively, of the outstanding shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), of the issuer.

       CGI holds 100%, or 10,000,000 shares, of the issuer's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock," and collectively with the Class A Common Stock, the "Common Stock"). The description of the relative rights of the Common Stock contained in the issuer's restated certificate of incorporation is hereby incorporated herein by reference to Exhibit 3.1 of the issuer's Registration Statement on Form S-1 (File No. 333-42643). As a result of its ownership of all of the Class B Common Stock, CGI currently holds approximately 83.0% of the combined voting power (97.5% for the election of directors) of all classes of voting stock of the issuer.

       Titanium Metals Corporation ("TIMET") is the direct holder of 100% of the outstanding common stock of TFMC. Tremont LLC ("Tremont"), Harold C. Simmons' spouse, The Combined Master Retirement Trust (the "CMRT"), and Valhi, Inc. ("Valhi") are the holders of approximately 39.6%, 14.4%, 12.0% and 1.3%, respectively, of the outstanding shares of common stock of TIMET. The ownership of Ms. Simmons is based on the 1,600,000 shares of TIMET's 6 3/4% Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), that she directly owns, which are convertible into 2,666,666 shares of TIMET's common stock. The ownership of Valhi includes 24,500 shares of TIMET's common stock that Valhi has the right to acquire upon conversion of 14,700 shares of Series A Preferred Stock that Valhi directly holds. The percentage ownership of TIMET's common stock held by Ms. Simmons and Valhi assumes the full conversion of only the shares of Series A Preferred Stock owned by her or Valhi, respectively.

       Valhi is the direct holder of 100% of the outstanding membership interests of Tremont. VGI, National, Contran, the Harold Simmons Foundation (the "Foundation"), the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") and the CMRT are the direct holders of 77.6%, 9.1%, 3.4%, 0.9%, 0.4% and 0.1%, respectively, of the common stock of Valhi. National, NOA and Dixie Holding are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and 88.9% of the outstanding common stock of Southwest.

       Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

       The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

       The CDCT No. 2 directly holds approximately 0.4% of the outstanding Valhi common stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares of Valhi common stock held directly by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

       The CMRT directly holds approximately 12.0% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock. Valhi established the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

       Valmont Insurance Company ("Valmont"), NL Industries, Inc. ("NL") and a subsidiary of NL directly own 1,000,000 shares, 3,522,967 shares and 1,186,200 shares, respectively, of Valhi common stock. Valhi is the direct holder of 100% of the outstanding common stock of Valmont. Valhi, Tremont LLC and TFMC are the direct holders of approximately 62.2%. 21.1% and 0.5%, respectively, of the outstanding common stock of NL. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that Valmont, NL and the subsidiary of NL own as treasury stock for voting purposes and for the purposes of this statement such shares are not deemed outstanding.

       Mr. Harold C. Simmons is vice chairman of TIMET, chairman of the board of CGI, Tremont, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran and chairman of the board and chief executive officer of NL.

       By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Class A or Class B Common Stock that are directly held by CGI or TFMC. However, Mr. Simmons disclaims such beneficial ownership of the shares of Class A or Class B Common Stock beneficially owned, directly or indirectly, by any of such entities.

       Harold C. Simmons' spouse is the direct owner of 20,000 shares of Class A Common Stock, 1,600,000 shares of Series A Preferred Stock, 69,475 shares of NL common stock, and 43,400 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such securities. Mr. Simmons disclaims beneficial ownership of all securities that his spouse holds directly.

     A trust, of which Harold C. Simmons and his spouse are trustees and the beneficiaries are the grandchildren of his spouse, is the direct holder of 40,000 shares of the common stock of Valhi. Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of the issuer's common stock the trust holds. Mr. Simmons disclaims beneficial ownership of any shares of the issuer's common stock that this trust holds.